Exhibit 99.1

Wetouch Technology Inc. (WETH) Plans to Relocate to Chengdu and Receives $17.7 million compensation

Chengdu, China, March 22, 2021 (GLOBE NEWSWIRE) – Wetouch Technology Inc. (OTC: WETH) (“Wetouch” or “the Company”), a specialty manufacturer of medium to large sized projected capacitive touchscreens, today announced that it has received $17.7 million from Sichuan Renshou Shigao Tianfu Investment Co., Ltd, a limited company owned by the local government (Sichuan Renshou”), as compensation for the Company’s relocation from its existing location in Meishan City to Chengdu, Sichuan province.

Based on a compensation agreement signed by the Company and Sichuan Rensou on March 16, 2021, the total compensation is RMB115.2 million (approximately $17.7 million based on an exchange rate of 6.5RMB per US $1.00), including RMB100.2 million ($15.4 million) based upon the appraised value of the property plus an extra 15% relocation bonus of RMB15.0 million ($2.3 million) pursuit to an appraisal report from an independent appraiser. On March 18, 2021, Wetouch received a total amount of RMB115.2 million (approximately $17.7 million) as the total amount of compensation from Sichuan Renshou.

In order to minimize the interruption of our business, a newly acquired wholly-owned subsidiary of ours in Sichuan, China entered into a leaseback agreement with Sichuan Renshou on March 16, 2021. The Leaseback Agreement entitles us to lease back the Property commencing from April 1, 2021 until December 31, 2021, at a monthly rent of RMB300,000 (approximately $46,154). The Company will be able to continue its operation until the end of 2021. The Company is actively searching for an appropriate parcel in Chengdu Medicine City (Technology Park), Wenjiang District, Chengdu for the construction of our new production facilities and office buildings. We expect that the construction and relocation will be completed prior to December 31, 2021, although there is no absolute assurance.

“We are excited to relocate our facilities to Chengdu with new corporate headquarter, manufacturing plants, and R&D center, which will be an opportunity to upgrade our operation and drive efficiency and allow Wetouch to better accommodate future business expansion, while simultaneously, providing a nurturing environment to foster team innovation as well as attract and retain talent in Chengdu, a dynamic city both for work and living,” Mr. Guangde Cai, Chairman of Wetouch, commented. “We are looking forward to sustained and healthy growth at our new home as we continue to strengthen our leading position in China’s large format touchscreen industry.”

Caution Concerning Forward Looking Statements

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. The information on this website contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance.

The Company’s forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business and performance, the economy and other future conditions and forecasts of future events, circumstances and results. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the risk factors set forth in the Company’s Form 10 Registration Statement which can be viewed at

https://www.sec.gov/Archives/edgar/data/1826660/000149315220023313/form10-12ga.htm

About Wetouch Technology Inc

Wetouch, through its indirect wholly-owned subsidiary Sichuan Wetouch Technology Co. Ltd, is engaged in the manufacturing and sales of medium to large sized projected capacitive touchscreens, ranging from 7.0 inch to 42 inch screens. The Company offers touchscreens for a variety of applications, including GPS/car entertainment panels for automotive industry, industrial human-machine interface (“HMI”), financial and banking terminals, point of sale, lottery and gaming machines, smart home, robots and charging stations. Wetouch sells its products both domestically in China and internationally, covering major areas in China, including but not limited to the eastern, southern, northern and southwest regions of China. Touchscreens produced by the Company not only have long life span and are low maintenance, but also have strong anti-interference, anti-corrosion, multi-touch capability and high light-transmittance ratio and stability. Wetouch has shipped products to South Korea and several European countries such as Spain and Germany and has established a strong and diversified client base. As of September 30, 2020, Wetouch held 10 patents and has passed a number of industry certifications, including ISO9001, ISO14001, TS16949, FCC, CE, ROHS, CCC, ROHS.

Investor Relation Contact:

Sophie Zhang

szhang@ascendantga.com